EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

between

ELITE HEALTH PLAN, INC. and its SHAREHOLDERS

and

U.S. NEUROSURGICAL, INC.

dated as of

October 1, 2021

SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

This Share Exchange Agreement and Plan of Reorganization (this "Agreement"), dated as of October 1, 2021, is entered into between U.S. NEUROSURGICAL, INC., a Delaware corporation ("USN") and ELITE HEALTH PLAN, INC., a California corporation (the "Company") and all of the Company Shareholders listed on Schedule 1.01 hereto (the “Shareholders”).  The Shareholders, the Company and USN are sometimes referred to herein as the "Parties."  Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, USN, the Company and the Shareholders have agreed to a share-for-share exchange  pursuant to which (i) all of the outstanding shares of capital stock of the Company, 400,000 shares of no par value Common Stock  (the "Company Shares"), all of which are owned by the Shareholders, would be exchanged for (ii) 300 shares of newly issued Common Stock, par value $0.01per share, of USN (the "USN Shares"), in a transaction which qualifies as a reorganization and tax free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended (“Share Exchange”).  In the aggregate, the 300 USN Shares issuable to the Shareholders (the "New USN Shares") will represent fifteen percent (15%) of the total issued and outstanding shares of common stock of USN as of and immediately after the Closing; and

WHEREAS, the Shareholders and the Board of Directors of USN and the Company have independently determined that it is in the best interests of all of the Parties and their shareholders to execute and effectuate this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01        Exchange of Company Shares for New USN Shares. At the Closing, each of the Shareholders shall sell, transfer, convey, assign and deliver to USN the Company Shares set forth on Schedule 1.01 hereto, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an "Encumbrance"), in exchange for the New USN Shares, free and clear of all Encumbrances.

Section 1.02        Pre-Closing Capitalization.  Prior to Closing, USN shall take all corporate action and shall obtain all required regulatory approvals to increase the number of shares of authorized common stock to allow for the issuance of the New USN Shares.

Section 1.03        Treatment as Reorganization.  For federal income tax purposes, the Share Exchange is intended to constitute a “reorganization” within the meaning of Section 368 of the Code, and the parties shall report the transactions contemplated by this Agreement consistent with such intent and shall take no position in any tax filing or legal proceeding inconsistent therewith.  The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

ARTICLE II
CLOSING

Section 2.01        Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated under this Agreement (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the "Closing Date") in the manner as the Parties may mutually agree upon. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. New York time on the Closing Date.

Section 2.02        Company and Shareholders Deliverables. At the Closing, the Company and the Shareholders shall deliver to USN the following:

(a)          Share certificates evidencing the Company Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required share transfer tax stamps affixed thereto.

(b)         A certificate of the Secretary (or other officer) of the Company certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors of the Company authorizing the execution, delivery, and performance of this Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the "Transaction Documents") to which either the Company and the Shareholders is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; (ii) the names, titles, and signatures of the officers of the Company authorized to sign this Agreement and the other Transaction Documents; and (iii) that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

(c)          Resignations of the directors and officers of the Company, effective as of the Closing Date.

(d)         A certificate of status for the Company from the Secretary of State of the State of California and a certificate of good standing (or its equivalent) for the Company certified by the Secretary of State or similar Governmental Authority of each state where the Company is required to be qualified, registered, or authorized to do business. The term "Governmental Authority" means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

(e)          A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that none of the Shareholders is a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986 (as amended, the "Code").

Section 2.03        USN Deliverables. At the Closing, USN shall deliver the following to the Shareholders:

(a)          Share certificates evidencing the New USN Shares, free and clear of all Encumbrances, or other appropriate evidence of the ownership of the New USN Shares.

(b)         A certificate of the Secretary (or other officer) of USN certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors of USN authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; and (ii) the names, titles, and signatures of the officers of USN authorized to sign this Agreement and the other Transaction Documents to which it is a party.

Section 2.04        Conditions to Closing.  On or before the closing, the Parties will resolve the approximately $167,000 of current obligations on the balance sheet of the Company (the “Current Obligation”), through the exchange of the Current Obligation into equity in the Company or the establishment of other arrangements satisfactory to the parties.  If such obligation is to be exchanged for equity in the Company prior to the closing, Schedule 1.01, the identity of the Shareholders, will be adjusted to include the identity of the obligee of the Current Obligation, and the number of New USN Shares to be issued to the currently listed Shareholder will be reduced to accommodate this modification so that the total number of New USN Shares remains as indicated on Schedule 1.01.  If such obligation is not satisfied prior to the closing, it shall be satisfied after closing by re-allocating, at the direction of the holder of the Current Obligation, a portion of the New USN Shares issued to the Shareholders as provided in Schedule 1.01, with the New USN Shares to be retained by the listed Shareholders reduced pro rata.  The Parties shall mutually agree on the number of New USN Shares to be re-allocated to satisfy the Current Obligation.

Section 2.05        Post-Closing Matters.  The Parties understand that there is currently no public trading market for the shares of Common Stock of USN.  If there is no public trading market for the Common Stock of USN at the end of six (6) months from the Closing Date, the Shareholders may request, by delivering written notice of a majority in interest of the Shareholders, that USN take steps that would provide for a trading market for the New USN Shares.  Notwithstanding the foregoing, should management of USN determine at the time of such request that providing for a trading market for the New USN Shares is impractical, it shall take steps to provide for such trading market a reasonable time thereafter or pursue an alternative transaction that will result in the holders of the New USN Shares owning shares of a publicly-traded company, such as through an exchange of the New USN Shares for the economical equivalent number of shares of USN’s parent company, U.S. NeuroSurgical Holdings, Inc.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

Each of the Company and the Shareholders represents and warrants to USN that the statements contained in this Article III are true and correct as of the date hereof.  For purposes of this Article III, "knowledge of the Company and the Shareholders," and any similar phrases shall mean the actual knowledge of any of the Shareholders or director or officer of the Company.

Section 3.01        Organization and Authority of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the Laws (as defined in Section 3.03) of the state of California.  The Company has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which the Company is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and any other Transaction Document to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company.  This Agreement and each Transaction Document to which the Company or any of the Shareholders is a party constitute legal, valid, and binding obligations of each such party enforceable against such party in accordance with their respective terms.

Section 3.02        Capitalization.

(a)          The authorized capital stock of the Company consists of 5,000,000 shares of no par value Common Stock, of which 400,000 shares are issued and outstanding and constitute the Company Shares.  All of the Company Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by the Shareholders, free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Company Shares and payment therefor in accordance with the terms of this Agreement, USN shall own all of the Company Shares, free and clear of all Encumbrances.

(b)         All of the Company Shares were issued in compliance with applicable Laws.  None of the Company Shares were issued in violation of any agreement or commitment to which the Company or any of the Shareholders is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a "Person").

(c)         There, are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the shares of the Company or obligating the Company to issue or sell any shares of, or any other interest in, the Company. There are no voting trusts, shareholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Company Shares.

Section 3.03        No Conflicts or Consents. The execution, delivery, and performance by the Company and the Shareholders of this Agreement and the other Transaction Documents to which either of the foregoing is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of the Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, "Law") or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority ("Governmental Order") applicable to the Company or any of the Shareholders; (c) require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, "Contracts"), to which the Company or any of the Shareholders is a party or by which the Company or any of the Shareholders is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

Section 3.04        Financial Statements. Complete copies of the Company's financial statements consisting of the balance sheet of the Company as at December 31, 2019 and 2020 in each of the years 2019 and 2020 and the related statements of income and retained earnings, shareholders' equity, and cash flow for the years then ended (the "Financial Statements") have been delivered to USN.  The Financial Statements are based on the books and records of the Company and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2020 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date". The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.05        Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, "Liabilities"), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.06        Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company.

Section 3.07        Material Contracts.

(a)          As used in this Agreement, "Material Contracts") shall mean the following:

(i)        each Contract of the Company involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days' notice;

(ii)       all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax (as defined in Section 3.16(a)), environmental, or other Liability of any Person;

(iii)      all Contracts relating to Intellectual Property (as defined in Section 3.09(a)), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv)      except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company; and

(v)        all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time.

(b)         Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company's or the Shareholders’ knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to USN.

Section 3.08        Real Property; Title to Assets.  Except as set forth on Section 3.08 of the Disclosure Schedules, one of the Material Contracts relate to real property or the ownership of material assets essential to the performance of the Company’s business as currently performed or as planned to be performed within the next six (6) months.

Section 3.09        Intellectual Property.

(a)          The term "Intellectual Property" means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

(b)          The Company owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the Company's business as currently conducted or as proposed to be conducted (the "Company Intellectual Property"), free and clear of all Encumbrances. All of the Company Intellectual Property is valid and enforceable and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property.

(c)          The conduct of the Company's business as currently and formerly conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

Section 3.10        Material Customers and Suppliers.   The Company currently, and for the previous twelve (12) months, has had no material customers.

Section 3.11        Insurance. All current policies or binders of insurance maintained by the Company and relating to the assets, business, operations, employees, officers, and directors of the Company (collectively, the "Insurance Policies"): (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. Company is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy.

Section 3.12        Legal Proceedings; Governmental Orders.

(a)          There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, "Actions") pending or, to the knowledge of the Company or the Shareholders, threatened against or by the Company, the Shareholders, or any Affiliate of either of them: (i) relating to or affecting the Company or any of the Company's properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)          There are no outstanding, and the Company is in compliance with all, Governmental Orders against, relating to, or affecting the Company or any of its properties or assets.

Section 3.13        Compliance with Laws; Permits.

(a)          The Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets.

(b)          All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, "Permits") in order for the Company to conduct its business have been obtained and are valid and in full force and effect. No event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

Section 3.14        Employee Benefit Matters.

(a)          Each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, "ERISA"), whether or not written and whether or not subject to ERISA, and each supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, equity, change in control, retention, severance, salary continuation, and other similar agreement, plan, policy, program, practice, or arrangement which is or has been established, maintained, sponsored, or contributed to by the Company or under which the Company has or may have any Liability is referred to herein as a "Benefit Plan".

(b)         Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (vi) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code.

Section 3.15        Employment Matters.

(a)          Section 3.15(a) of the Disclosure Schedules lists: (i) all employees, independent contractors, and consultants of the Company; and (ii) for each individual described in clause (i), (A) the individual's title or position, hire date, and compensation, (B) any Contracts entered into between the Company and such individual, and (C) the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the Closing Date have been paid in full.

(b)          The Company is and has been in compliance in all material respects with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

Section 3.16        Taxes.

(a)          All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, "Tax Returns") required to be filed by the Company on or before the Closing Date have been filed. Such Tax Returns are true, correct, and complete in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. The Company has delivered to USN copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company, for all Tax periods ending after 2018 and later.  The term "Tax" or "Taxes" means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(b)          The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(c)          There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(d)          Neither of the Shareholders is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

Section 3.17        Books and Records. The minute books and share record and transfer books of the Company, all of which are in the possession of the Company and have been made available to USN, are complete and correct in all material respects.

Section 3.18        Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of  Company or the Shareholders.

Section 3.19        Full Disclosure. No representation or warranty by the Company or the Shareholders in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to USN pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF USN

USN represents and warrants to the Shareholders that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, "USN's knowledge," "knowledge of USN," and any similar phrases shall mean the actual or constructive knowledge of any director or officer of USN, after due inquiry.

Section 4.01        Organization and Authority of USN. USN is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware.  USN has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which USN is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by USN of this Agreement and any other Transaction Document to which USN is a party, the performance by USN of its obligations hereunder and thereunder, and the consummation by USN of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of USN. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of USN enforceable against USN in accordance with their respective terms.

Section 4.02        Capitalization.

(a)          Without giving effect to the issuance of the New USN Shares as contemplated under this Agreement, the authorized capital stock of the USN consists of 100 shares of Common Stock, par value $.01 per share, all of which are issued and outstanding prior to giving effect to the issuance of the New USN Shares.  All of the USN Shares currently outstanding have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by USNU, free and clear of all Encumbrances.  When issued and delivered in accordance with the terms of this Agreement, the New USN Shares shall be validly issued, fully paid and non-assessable shares of USN and the Shareholders shall own the New USN Shares, free and clear of all Encumbrances.

(b)          All of the USN Shares were issued in compliance with applicable Laws.  None of the Company Shares were issued in violation of any agreement or commitment to which USN is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a "Person").

(c)          There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the capital stock of USN or obligating USN to issue or sell any shares of, or any other interest in, the Company, other than as contemplated under this Agreement with respect to the New USN Shares. There are no voting trusts, shareholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the USN Shares.

Section 4.03        No Conflicts; Consents. The execution, delivery, and performance by USN of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of USN; (b) violate or conflict with any provision of any Law or Governmental Order applicable to USN; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 4.04        Investment Purpose. USN is acquiring the Company Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

Section 4.05        Brokers.  No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of USN.

ARTICLE V
COVENANTS

Section 5.01        Confidentiality.  The Company and the Shareholders shall, and shall cause their respective directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, "Representatives") to, hold in confidence any and all information, in any form, concerning the Company, except to the extent that the Shareholders can show that such information: (a) is generally available to and known by the public through no fault of the Shareholders or the Company, or their respective Representatives; or (b) is lawfully acquired by the Company or the Shareholders, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If the Company or the Shareholders, or their respective Representatives, are compelled to disclose any information by Governmental Order or Law, such party shall promptly notify USN in writing and shall disclose only that portion of such information which is legally required to be disclosed; provided, however, the Company or the Shareholders shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  Following the Closing, it shall be the responsibility of USN to ensure that the confidentiality provisions in place at the time of the Closing are maintained.

Section 5.02        Non-Competition; Non-Solicitation.

(a)          For a period of two (2) years commencing on the Closing Date (the "Restricted Period"), the Shareholders shall not, and shall not collaborate with other persons or entities to, directly or indirectly: (i) engage in or assist others in engaging in any activity that is the same as, or similar to, the Company's business, including the establishment of health maintenance organizations and similar entities (the "Restricted Business") in California (the "Territory"); (ii) have an interest in any Person that engages, directly or indirectly, in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, officer, member, manager, employee, contractor, principal, agent, volunteer, intern, advisor, or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company.

(b)          During the Restricted Period, the Shareholders shall not, and shall not collaborate with other persons or entities to, directly or indirectly, hire or solicit any current or former employee of the Company or encourage any employee to leave the Company's employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, however, nothing in this Section 5.02(b) shall prevent either of the Shareholders or any of his associates from hiring: (i) any employee terminated by the Company; or (ii) after one hundred eighty (180) days from the date of resignation, any employee that has resigned from the Company.

(c)          The Shareholders acknowledges that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to USN, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Shareholders of any such obligations, USN shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, or specific performance (without any requirement to post bond).

(d)          The Shareholders acknowledge that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of USN and constitute a material inducement to USN to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03        Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI
COMPLIANCE WITH APPLICABLE SECURITIES LAWS

Section 6.01        Investment Intent.

(a)          The Shareholders acknowledge and agree that they are acquiring the New USN Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the New USN Shares issued to them (other than pursuant to an effective Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") directly or indirectly unless the New USN Shares are sold in a transaction that does not require registration under the Securities Act, or any applicable United States state laws and regulations governing the offer and sale of securities, and the selling Shareholder has furnished to USN an opinion of counsel to that effect or such other written opinion as may be reasonably required by USN.

(b)         The Shareholders acknowledge and agree that the certificates representing the New USN Shares shall bear a restrictive legend, substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS STOCK CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS, AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED, OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER EXCEPT UPON THE ISSUANCE TO THE COMPANY OF A FAVORABLE OPINION OF ITS COUNSEL OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.”

(c)          The Shareholders acknowledge and agree that:

(i)         USN will refuse to register any transfer of the New USN Shares not made pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act and in accordance with applicable state and provincial securities laws, and

(ii)        USN may make a notation on its records and/or give instructions to its registrar and transfer agent in order to implement the restrictions on transfer set forth and described herein.

ARTICLE VII
TAX MATTERS

Section 7.01        Tax Covenants.

(a)          Without the prior written consent of USN, the Shareholders shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of USN or the Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of any Straddle Period beginning after the Closing Date.

(b)          To the extent required, USN shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns.  Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

Section 7.02        Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods for purposes of this Agreement shall be: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.  The term "Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 7.03        Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date.

Section 7.04        Cooperation and Exchange of Information. The Parties shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VIII or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each Party shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, "Tax Records") until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 7.05        Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.166 and this Article VIII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus ninety (90) days.

ARTICLE VIII
INDEMNIFICATION

Section 8.01        Indemnification by the Shareholders. Subject to the other terms and conditions of this Article VIII, the Shareholders shall indemnify and defend USN against, and shall hold it harmless from and against, and shall pay and reimburse USN for, any and all Losses incurred or sustained by, or imposed upon, USN based upon, arising out of, with respect to, or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of the Company or any of the Shareholders contained in this Agreement or the other Transaction Documents; or

(b)          any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Company or any of the Shareholders pursuant to this Agreement or the other Transaction Documents.

Section 8.02        Indemnification by USN. Subject to the other terms and conditions of this Article VIII, USN shall indemnify and defend each of the Shareholders against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Shareholders based upon, arising out of, with respect to, or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of USN contained in this Agreement or the other Transaction Documents; or

(b)          any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by USN pursuant to this Agreement.

Section 8.03        Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly provide written notice of such claim to the other party (the "Indemnifying Party"). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 8.04        Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is one (1) years from the Closing Date; provided, however, the representations and warranties in (a) Section 3.01, Section 3.02, Section 3.18, Section 4.01, Section 4.02 and Section 4.05 shall survive indefinitely and (b) Section 3.14 and Section 3.16 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof). Subject to Article VII, all covenants and agreements of the parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein or by applicable Laws.

Section 8.05        Cumulative Remedies. The rights and remedies provided for in this Article VIII are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

ARTICLE IX
MISCELLANEOUS

Section 9.01        Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02        Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to the Shareholders	Mr. Lalit Kothari [Contact Information]

with a copy (which shall not constitute notice) to:

If to the Company:	Elite Health Plan, Inc [Contact Information]

with a copy (which shall not constitute notice) to:

If to USN:	U.S. NeuroSurgical, Inc. [Contact Information]

with a copy (which shall not constitute notice) to:

Section 9.03        Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04        Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 9.05        Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, any exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.06        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.07        Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 9.08        Governing Law; Submission to Jurisdiction. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of or any other jurisdiction).  Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby shall be instituted in the federal courts of the United States District Court for the Central District of California or the courts of the State of California, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

Section 9.09        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHAREHOLDERS

By
LALIT KOTHARI

ELITE HEALTH PLAN, INC.

By
Lalit Kothari
President & CEO

U.S. NEUROSURGICAL, INC.

By
Alan Gold
Chief Executive Officer

SCHEDULE 1.01

The Shareholders of the Company are as follows:

Name	No. of Share	Percentage of Outstanding
Lalit Kothari	400,000	100%

DISCLOSURE SCHEDULES

Schedule 3.08

[Exceptions to Representation of Section 3.08 Regarding Real Property]

Section 3.15(a)

[Listing of Key Information Regarding Employees and Consultants]